                         UNITED STATES              ---------------------------
              SECURITIES AND EXCHANGE COMMISSION             OMB APPROVAL
                    WASHINGTON, D.C. 20549          ---------------------------
                                                    OMB Number:      3235-0058
                          FORM 12B-25               Expires:     June 30, 1994
                                                    Estimated average burden
                  NOTIFICATION OF LATE FILING       hours per response.... 2.50
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                                                          SEC FILE NUMBER
                                                            000-14919
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                                                             CUSIP NUMBER
(CHECK ONE): |_|Form 10-K |_| Form 20-F |_|Form 11-K          62473N404
             |X|Form 10-Q |_|Form N-SAR              ------------------------

                For Period Ended: MARCH 31, 2002
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                [  ]   Transition Report on Form 10-K
                [  ]   Transition Report on Form 20-F
                [  ]   Transition Report on Form 11-K
                [  ]   Transition Report on Form 10-Q
                [  ]   Transition Report on Form N-SAR
                For the Transition Period Ended:
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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant

MTN Holdings, Inc.
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Former Name if Applicable

31 West 47th Street
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Address of Principal Executive Office (STREET AND NUMBER)

New York, New York 10036
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

              (a)   The reasons described in reasonable detail in Part III of
                    this form could not be eliminated without unreasonable
                    effort or expense;
   |X|        (b)   The subject annual report, semi-annual report, transition
                    report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
              (c)   The accountant's statement or other exhibit required by Rule
                    12b-25(c) has been attached if applicable.



                                                 (Attach Extra Sheets if Needed)
                                     1 OF 3                     SEC 1344 (11-91)

PART III - NARRATIVE

Indicate below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

As previously reported in the Current Report on Form 8-K filed by the Registrant on April 26, 2002, the Registrant has been attempting to obtain audited financial statements for Dvir & Stoler Enterprises, Inc. ("DSE") since the closing of the purchase of the assets of DSE. As of the date hereof, the Company has been unable to obtain financial statements for the quarter ended March 31, 2002

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

               Mitchell S. Nussbaum          212                 407-4159
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                      (Name)             (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports)
         been filed? If answer is no, identify report(s).         |_| Yes |X| No

         Form 8-K/A with audited financials from purchase of DSE.

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                               |_| Yes |X| No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                               MTN Holdings, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2002                 By: /s/ Isaac Nussen

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and


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         Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.
























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